Exhibit 10.2

CONFIDENTIAL MUTUAL RELEASE AND SETTLEMENT AGREEMENT

This CONFIDENTIAL MUTUAL RELEASE AND SETTLEMENT AGREEMENT (this “Agreement”) is entered into by and between Varilease Finance, Inc. (“Varilease”) and CCA Financial, LLC (“CCA”), on the one hand, and Unilife Medical Solutions, Inc. and Unilife Corporation (collectively “Unilife”), on the other hand. This Agreement is effective upon the date of signatures by Varilease, CCA and Unilife (the “Parties”).

RECITALS

A. A dispute has arisen between the Parties pursuant to a Master Lease Agreement, Lease Schedule No. 1, Lease Schedule Nos. 2(a) and (b), a Guaranty and other related documents (collectively the “Lease”). On September 30, 2013, Varilease and CCA filed a complaint against Unilife in the Circuit Court for the County of Oakland, Michigan, case No. 13-136458-ck., Later that same day, Unilife filed a complaint against Varilease and CCA in the United State District Court for the Eastern District of Michigan, case no. 2:13-cv-14174. The Varilease state court complaint was subsequently removed to the United States District Court for the Eastern District of Michigan and assigned case no. 2:13-cv-14239. The two lawsuits 2:13-cv-14174 and 2:13-cv-14239 (the “Lawsuits”) are pending before the Honorable Sean F. Cox;

B. The Parties desire to resolve, compromise, settle and dispose of all disputes between them, known or unknown, that were or could have been asserted in the Lawsuits; and

C. The Parties state and agree that this Agreement is not an admission of any fault, liability, or wrongdoing of any kind by any of the Parties.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein, the Parties mutually agree as follows:

1. Terms of Settlement. As consideration for the complete and full settlement of all disputes, obligations, claims and demands between the Parties that were or could have been asserted in the Lawsuits, and in full accord and satisfaction of same, Unilife shall pay to Varilease as follows:

(a) Varilease will retain the October 2013 and November 2013 rental payments under Lease Schedule No. 1 to the Lease, in the amount of $167,800.00 each ($335,600.00 total), that Unilife previously made pursuant to a reservation of rights.

(b) Varilease will retain Unilife’s payment of $83,900.00 for the December 2013 rental payment on Lease Schedule No. 1 to the Lease.

(c) Varilease will apply the previously-paid deposit being held by Varilease to satisfy Unilife’s November and December 2013 rental payment for Lease Schedule Nos. 2(a) and 2(b) to the Lease.

(d) Unilife shall make twelve (12) consecutive monthly payments, each in the amount of $391,666.67 to Varilease and CCA as set forth in Exhibit 1 attached hereto. Unilife’s monthly payments will begin on January 2, 2014 and will be due on the first day of each month thereafter. If the first day of each month falls on a weekend or legal holiday, the payment will be due on the following business day. The monthly payments will be paid to Varilease and CCA by ACH withdrawal. The total amount of the twelve (12) monthly payments is $4,699,992.00, with the final payment occurring on December 1, 2014. The parties agree that Unilife will be provided with a credit of $83,900.00 for the January 2014 payment. Unilife, in its sole discretion, has the option of pre-paying any portion (without discount), or all (without discount), of its payment obligations under this Agreement without penalty.

(e) Unilife shall pay all taxes and shall perform all other obligations as set forth in the Lease, in accordance with the terms of the Lease (except as modified herein).

2. Material Adverse Change. Varilease’s and CCA’s previous forbearance of their assertion of a claim of breach of the Lease based upon Section 16 of the Lease shall not be raised as a defense by Unilife in any further proceeding between the Parties. The Parties further agree that Unilife’s September 30, 2013 financial statements shall be used as a baseline for determining if a material adverse change has occurred under Section 16(a)(vii) of the Lease.

3. Continued Operation of the Lease. Except as modified by the terms of this Agreement, all the terms of the Lease shall remain in full force and effect.

4. Title of Equipment. Clear and unencumbered title to the equipment identified in Lease Schedule Nos. 1, 2(a) and 2(b) to the Lease will immediately transfer to Unilife upon Unilife’s full and complete satisfaction of its payment obligations under this Agreement and the Lease.

5. Release of Claims by Varilease. Varilease, on behalf of itself, and its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns, and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them, hereby release and discharge Unilife and its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns, and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them (collectively, the “Unilife Releasees’”) from any and all claims, demands, damages, costs, expenses, fees (including attorneys’ and consultants’ fees and costs), actions and causes of action, known or unknown, that have been or could have been asserted in the Lawsuits, with the exception that Varilease does not release any of the Unilife Releasees from any obligations under the terms of this Agreement and the Lease (as modified by this Agreement).

6. Release of Claims by CCA. CCA, on behalf of itself, and its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns, and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them, hereby release and discharge the Unilife Releasees from any and all claims, demands, damages, costs, expenses, fees (including attorneys’ and consultants’ fees and costs), actions and causes of action, known or unknown, that have been or could have been asserted in the Lawsuits, with the exception that CCA does not release any of the Unilife Releasees from any obligations under the terms of this Agreement and the Lease (as modified by this Agreement).

7. Release of Claims by Unilife. Unilife, on behalf of itself and its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns, and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them, hereby release and discharge Varilease and CCA and their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns, and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them, (collectively, the “Varilease and CCA Releasees”) from any and all claims, demands, damages, costs, expenses, fees (including attorneys’ and consultants’ fees and costs), actions and causes of action, known or unknown, that have been or could have been asserted in the Lawsuits, with the exception that Unilife does not release the Varilease and CCA Releasees from any obligations under the terms of this Agreement and the Lease (as modified by this Agreement).

8. Representations and Warranties. Unilife represents and warrants (a) that it has not sold, assigned, factored or otherwise transferred any interest in the claims released hereby and (b) that the signatory on behalf of Unilife has the authority to bind Unilife to this Agreement. Varilease represents and warrants that (a) the signatory on behalf of Varilease has the authority to bind Varilease to this Agreement and (b) Varilease has not sold, assigned, factored or otherwise transferred any interest in the claims released hereby. CCA represents and warrants that (a) the signatory on behalf of CCA has the authority to bind CCA to this Agreement and (b) CCA has not sold, assigned, factored or otherwise transferred any interest in the claims released hereby.

9. Incorporation of Recitals. Each of the recitals set forth above are hereby incorporated into this Agreement by this reference and are made a part hereof.

10. No Future Actions. Each of the Parties agrees that it has not, and will not commence, maintain, initiate or prosecute any action, suit, proceeding or claim before any court or administrative agency (whether state, federal or otherwise) against any other Party hereto in regard to the claims released under this Agreement. This section shall not apply to any efforts to enforce the terms of this Agreement (or the rights and obligations contained therein) or to enforce the terms of the Lease, which remain in full force and effect, except as modified hereunder.

11. No Admission of Liability. This Agreement is not an admission of any fault, liability, or wrongdoing by any of the Parties.

12. Entire Agreement. Except as provided for herein, this Agreement supersedes and voids any and all prior or contemporaneous communications, agreements and understandings between the Parties relating to the subject matter of this Confidential Mutual Release and Settlement Agreement, whether oral or written, and this Confidential Mutual Release and Settlement Agreement contains the entire agreement between the Parties with respect to this Agreement. The parties express agree and recognize, as set forth in paragraph 3 above, that all of the terms of the Lease shall remain in full force and effect except as modified by the terms of this Agreement. Each of the Parties agrees and acknowledges that neither they nor any agent or attorney of them have made any representation, warranty, promise or covenant whatsoever, express or implied, not contained in this Agreement to induce the other to execute this Agreement.

13. Amendment. This Agreement may not be supplemented, amended, or modified except through a new written agreement signed by all Parties.

14. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to conflict of law principles. Each Party hereto hereby irrevocably submits and consents to the exclusive jurisdiction of the United States District Court for the Eastern District of Michigan, Southern Division (“the District Court”) with respect to any matter arising out of this Agreement. The parties agree that the District Court shall retain exclusive jurisdiction over the Lawsuits and this Agreement, and any dispute between the parties shall be exclusively adjudicated by the District Court.

15. Severability. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable as a result of any action or proceeding, the validity of the remaining parts, terms, and provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

16. Successors. This Agreement shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties. No Party shall delegate its or their duties, obligations, benefits or rights hereunder without the written consent of the other Parties.

17. Further Assurances. Each of the Parties shall execute and deliver such further instruments, documents and agreements and do such further acts and things as may be useful or required to carry out the purpose and intent of this Agreement and which are not inconsistent with the provisions hereof.

18. Fees and Expenses. Each of the Parties shall pay its own expenses, including mediation costs, legal and other costs incurred, including those related to the negotiation, preparation and execution of the Agreement.

19. Execution in Counterparts. This Agreement may be signed by faxed or PDF signature, which shall be deemed to be an original signature. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall be deemed to constitute one and the same instrument.

20. Waiver. The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

21. Agreement Voluntarily Executed. Each of the Parties acknowledges and represents that it has voluntarily executed this Agreement after consulting with, or having the opportunity to consult with, independent legal counsel chosen by it and representing such Party’s interests. Each Party acknowledges and represents that it (a) has fully and carefully read this Agreement prior to execution, (b) has been fully apprised by attorneys of its own choosing of the legal effect and meaning of this document and its terms, (c) has been afforded the opportunity to negotiate as to any and all terms of this Agreement, (d) is executing this Agreement voluntarily and free of any undue influence, duress or coercion, and (e) has had the opportunity to make such investigation or inquiry as it deemed necessary and appropriate in connection with the subject matter of this Agreement.

22. Confidentiality. The Parties acknowledge and agree that they will each maintain confidentiality relative to this Agreement and will not communicate in regard to, or discuss, the terms of this settlement with any person or entity except to the extent required by law. If disclosure is required by law (other than disclosure required under the U.S. securities laws), the Party required to disclose shall provide written notice to the other Parties within ten (10) business days of receipt of a subpoena, discovery request, or court order requiring disclosure and, in all events, shall provide five (5) business days prior to any disclosure.

23. Default. Provided that Varilease (and/or CCA) otherwise deems there to be a non-payment default, Varilease (and/or CCA) shall provide Unilife with forty-five (45) days written notice of such default before any attempt to sell, repossess, dispose of, or otherwise seek the return of the equipment contained in Lease Schedules Nos. 1, 2(a) and 2(b) to the Lease.

24. Dismissal. The Parties shall execute a stipulation of dismissal of the Lawsuits with prejudice within five calendar days of the full execution of this Agreement.

The undersigned have entered into and executed this Agreement as of the date below.

Unilife Medical Solutions, Inc.		Varilease Finance, Inc.

By:	/s/ J. Christopher Naftzger	By:	/s/ Greg Adondakis

Title:	VP, General Counsel, Corporate Secretary and CCO	Title:	CEO

Date:	December 30, 2013	Date:	December 26, 2013

Unilife Corporation		CCA Financial, LLC

By:	/s/ J. Christopher Naftzger	By:	/s/ R. Gregory Williams

Title:	VP, General Counsel, Corporate Secretary and CCO	Title:	President

Date:	December 30, 2013	Date:	December 27, 2013

EXHIBIT 1

Settlement Payment No.*	Payment Due Date	Schedule 01	Schedule 02A	Schedule 02B	Total
1	1/2/2014	$51,791.67	$68,742.13	$187,232.87	$307,766.67

2	2/1/2014	$135,691.67	$68,742.13	$187,232.87	$391,666.67

3	3/1/2014	$135,691.67	$68,742.13	$187,232.87	$391,666.67

4	4/1/2014	$135,691.67	$68,742.13	$187,232.87	$391,666.67

5	5/1/2014	$135,691.67	$68,742.13	$187,232.87	$391,666.67

6	6/1/2014	$135,691.67	$68,742.13	$187,232.87	$391,666.67

7	7/1/2014	$135,691.67	$68,742.13	$187,232.87	$391,666.67

8	8/1/2014	$135,691.67	$68,742.13	$187,232.87	$391,666.67

9	9/1/2014	$135,691.67	$68,742.13	$187,232.87	$391,666.67

10	10/1/2014	$135,691.67	$68,742.13	$187,232.87	$391,666.67

11	11/1/2014	$135,691.67	$68,742.13	$187,232.87	$391,666.67

12	12/1/2014	$135,691.67	$68,742.13	$187,232.87	$391,666.67

	Total	$1,544,400.04	$824,905.56	$2,246,794.44	$4,616,100.04

	Remit Payment To	CCA FINANCIAL, INC. PO BOX 758760 BALTIMORE MD 21275-8760	VFI SPV VIII CORP DEPT #1088 PO BOX 29338 PHOENIX AZ 85038-9338	VFI SPV VIII CORP DEPT #1088 PO BOX 29338 PHOENIX AZ 85038-9338

*	Settlement Payment Amounts above do not include applicable sales or property tax amounts.